Exhibit 99.1

Contact:

Kevin Green

Vice President, Finance and Chief Financial Officer

Cerus Corporation

925-288-6138

Cerus Corporation Reports Fourth Quarter and Year End 2016 Results

CONCORD, CA, March 7, 2017—Cerus Corporation (NASDAQ: CERS) today announced financial results for the fourth quarter and year ended December 31, 2016.

Recent developments include:

•	The U.S. Food and Drug Administration’s Center for Biologics Evaluation and Research (CBER) intends to release final guidance on bacterial contamination of platelets this year, according to its recently published Guidance Document Agenda for 2017.

•	Cerus estimates that at least 7 U.S. blood center customers, including the American Red Cross, have submitted biologics license applications to the FDA to request allowance for the interstate transport of INTERCEPT-treated platelet components.

•	Enrollment in SPARC, Cerus’ European chronic anemia trial, reached its target of at least 70 evaluable patients. Database lock is expected by the end of 2017 with data readout expected in early 2018.

•	Cerus’ planned INTERCEPT red blood cell CE mark submission has been extended pending completion of commercial lot release testing; optimization and validation of the release assay method are in progress.

•	Additional options totaling $10.8 million were exercised under Cerus’ contract with the Biomedical Advanced Research and Development Authority (BARDA) for INTERCEPT red blood cell development.

“We saw significant acceleration in U.S. blood center illuminator installations in late 2016, with fourth quarter installations accounting for roughly half of the total for the year,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “We are optimistic for our growth prospects over the next several years based on the U.S. opportunity as well as anticipated progress in major international markets such as France and South Africa.”

Revenue

Product revenue for the fourth quarter of 2016 was $10.1 million, compared to $9.7 million recognized during the same period in 2015. Revenue for the year ended December 31, 2016, was $37.2 million, compared to $34.2 million for the year ended December 31, 2015. The increase in reported product revenue was primarily driven by a year-over-year increase in demand as U.S. blood banks began to implement our INTERCEPT technology.

Revenue from our BARDA agreement was $1.8 million in the fourth quarter and $2.1 million for the full year 2016. We did not recognize any revenue from our BARDA agreement during the same time periods in 2015.

Looking ahead, the Company expects 2017 global product revenue in the range of $45 million to $50 million, with anticipated product revenue growth contribution from both the U.S. and EMEA markets. INTERCEPT disposable kit revenue is expected to be the primary product growth driver, resulting from anticipated increased penetration in EMEA markets and as U.S. customers who deployed the technology in 2016 move into anticipated routine production and product sales to their hospital customers.

Gross Margins

Gross margins on product revenue for the fourth quarter of 2016 were 45%, compared to 36% for the fourth quarter of 2015. Gross margins for the year ended December 31, 2016, were 45%, compared with 31% in the same period in 2015.

Gross margins on product revenue for the full-year 2016 increased due to the favorable impact of the Company’s disposable kit manufacturing agreement with Fresenius Kabi AG, entered into during the fourth quarter of 2015. In addition the Company realized inventory management efficiencies, leading to lower losses and period charges throughout 2016. Looking ahead, the Company expects to achieve relatively stable and consistent gross margins on product sales in 2017 relative to those it experienced in 2016.

Operating Expenses

Total operating expenses were $21.5 million and $80.4 million for the quarter and year ended December 31, 2016, respectively, compared to $18.5 million and $71.8 million for the quarter and year ended December 31, 2015, respectively.

Selling, general and administrative expenses increased for the three and twelve months ended December 31, 2016. The increase in operating expenses was partially driven by selling, general and administrative expenses incurred in support of the Company’s U.S. commercialization efforts. In addition, research and development costs increased as a result of activities under the Company’s BARDA agreement, preparations for the planned CE mark submission for the Company’s red blood cell system, and U.S. label claim expansion activities.

Operating and Net Loss

Operating losses during the fourth quarter of 2016 were $15.1 million, compared to $15.0 million during the fourth quarter of 2015, and $61.4 million compared to $61.1 million for years ended December 31, 2016 and 2015, respectively.

Net loss for the fourth quarter of 2016 was $13.5 million, or $0.13 per diluted share, compared to a net loss of $14.8 million, or $0.15 per diluted share, for the fourth quarter of 2015. Net loss for the year ended December 31, 2016, was $62.9 million, or $0.62 per diluted share, compared to a net loss of $55.9 million, or $0.61 per diluted share, for the same period of 2015.

Net loss for the fourth quarter of 2016 was positively impacted by non-cash income tax benefit of $1.2 million. Net losses for the quarter and year ended December 31, 2015, were positively impacted by non-cash income tax benefits of $1.8 million and $3.8 million. These tax items are largely the result of changes in the fair value of our investments, primarily Aduro Biotech, Inc.

Net loss for the fourth quarter of 2015 was also negatively impacted by the mark-to-market adjustments of the Company’s previously outstanding warrants, which resulted in non-cash losses of $1.1 million during the quarter ended December 31, 2015. Net loss for the year ended 2015 was positively impacted by the mark-to-market adjustments of the Company’s previously outstanding warrants, which resulted in non-cash gains of $3.6 million. At December 31, 2016, the Company has no remaining outstanding warrants and as such, does not expect mark-to-market adjustments going forward.

Cash, Cash Equivalents and Investments

At December 31, 2016, the Company had cash, cash equivalents and short-term investments of $71.6 million compared to $107.9 million at December 31, 2015.

At December 31, 2016, the Company had approximately $19.4 million in outstanding debt under its loan agreement with Oxford Finance and $62.3 million of common stock available to be sold under its Controlled Equity OfferingSM Sales Agreement, dated August 31, 2012, as amended, with Cantor Fitzgerald & Co.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the Company’s website, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 95465206. The replay will be available approximately three hours after the call through March 21, 2017.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ expectation that CBER will release final guidance on bacterial contamination of platelets in 2017; the potential allowance for the interstate transport of INTERCEPT-treated platelet components by U.S. blood center customers that have submitted biologics license applications (BLAs) to the FDA; Cerus’ expectation for data readout on SPARC near the start of 2018; Cerus‘ planned INTERCEPT red blood cell CE Mark submission; Cerus’ 2017 annual product revenue guidance and its expectation that INTERCEPT disposable kit revenue will be the primary product growth driver in 2017; Cerus’ expectation for growth over the next several years based on the U.S. opportunity as well as anticipated progress in major international markets; Cerus’ expectations for future gross margins; potential premarket applications supplemental approvals for the platelet and plasma systems; Cerus’ expectation for the lack of mark-to-market adjustments going forward; and potential sales of common stock under its Controlled Equity OfferingSM Sales Agreement, dated August 31, 2012 as amended, with Cantor Fitzgerald & Co., or the Sales Agreement. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not meet its revenue guidance for 2017, grow sales in its major international markets and/or realize meaningful revenue contributions from U.S. customers for 2017 or otherwise, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers; risks associated with Cerus’ lack of commercialization experience in the U.S. and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the U.S., including as a result of the potential inability of Cerus’ blood center customers to obtain approvals of BLAs they have submitted to the FDA allowing for interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Cerus’ ability to commercialize the INTERCEPT Blood System in the U.S. without infringing on the intellectual property rights of others; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems, (b) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the U.S., which will require additional regulatory approvals, (c) that Cerus’ blood center customers may be unable to obtain approvals by the FDA of BLAs they have submitted to the FDA allowing for interstate transport of blood components processed using the INTERCEPT Blood System in a timely manner or at all, which could significantly delay or preclude Cerus’ ability to successfully commercialize the INTERCEPT Blood System to those customers for the portion of their business involved in interstate commerce, (d) that Cerus may be unable to file for CE Mark approval of the red blood cell system in Europe in the anticipated timeframe or at all, and even if filed, Cerus may be unable to obtain CE Mark approval, or any other regulatory approvals, of the red blood cell system in a timely manner or at all and (e) that Cerus may be unable to obtain data from or complete the SPARC trial in a timely manner for at all; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus sells its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; Cerus’ need for additional capital and its potential inability to raise additional capital necessary to fund its operations, including under the Sales

Agreement; risks related to future opportunities and plans, including the uncertainty of future product revenues and growth, gross margins and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including in Cerus‘ Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 4, 2016. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Product revenue	$10,125	$9,656	$37,183	$34,223
Cost of product revenue	5,605	6,162	20,295	23,464

Gross profit on product revenue	4,520	3,494	16,888	10,759

Government contracts revenue	1,831	—	2,092	—

Operating expenses:
Research and development	8,815	7,160	31,322	25,643
Selling, general and administrative	12,439	11,276	48,753	45,989
Amortization of intangible assets	51	51	202	202
Impairment of long-lived assets	150	—	150	—

Total operating expenses	21,455	18,487	80,427	71,834

Loss from operations	(15,104)	(14,993)	(61,447)	(61,075)
Non-operating income (expense), net	399	(1,513)	(1,284)	1,536

Loss before income taxes	(14,705)	(16,506)	(62,731)	(59,539)
(Benefit) provision for income taxes	(1,204)	(1,750)	175	(3,671)

Net loss	$(13,501)	$(14,756)	$(62,906)	$(55,868)

Net loss per share:
Basic	$(0.13)	$(0.15)	$(0.62)	$(0.58)
Diluted	$(0.13)	$(0.15)	$(0.62)	$(0.61)
Weighted average shares outstanding used for calculating net loss per share:
Basic	103,470	98,209	101,826	96,068
Diluted	103,470	98,209	101,826	96,905

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$22,560	$71,018
Short-term investments and marketable equity securities	49,068	36,861
Accounts receivable	6,868	5,794
Inventories	12,531	10,812
Prepaid expenses and other current assets	3,078	5,921

Total current assets	94,105	130,406
Non-current assets:
Property and equipment, net	2,985	3,549
Goodwill and intangible assets, net	2,054	2,256
Restricted cash and other assets	4,332	3,191

Total assets	$103,476	$139,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$19,805	$15,070
Manufacturing and development obligations – current	—	3,282
Debt – current	6,934	2,956
Deferred product revenue – current	149	554

Total current liabilities	26,888	21,862
Non-current liabilities:
Debt – non-current	12,441	16,848
Deferred income taxes	150	122
Manufacturing and development obligations – non-current	4,770	4,542
Other non-current liabilities	1,440	1,263

Total liabilities	45,689	44,637
Stockholders’ equity	57,787	94,765

Total liabilities and stockholders’ equity	$103,476	$139,402